Exhibit 99.1

ANGI INC. REPORTS Q1 2023

Q1 operating loss improves $23 million to $10 million

Q1 Adjusted EBITDA improves $34 million to $31 million

DENVER— May 9, 2023—Angi Inc. (NASDAQ: ANGI) released its first quarter results today. A letter to IAC shareholders from Angi Inc. Chairman and CEO and IAC CEO Joey Levin is available on the Investor Relations section of IAC’s website at ir.iac.com.

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q1 2023	Q1 2022	Growth

Revenue	$392.4	$436.2	-10%
Pro Forma Net Revenue	388.7	384.5	1%
Gross profit	350.4	337.2	4%
Operating loss	(10.5)	(34.0)	69%
Net loss	(15.3)	(33.4)	54%
Diluted loss per share	(0.03)	(0.07)	54%
Adjusted EBITDA	30.5	(3.2)	NM
See reconciliations of GAAP to non-GAAP measures beginning on page 10.

Q1 2023 HIGHLIGHTS

•	Revenue was $392 million, reflecting the change to net revenue recognition for Services, which took effect January 1, 2023. On a pro forma net basis, revenue increased 1% in Q1 2023 reflecting:

o	Ads and Leads revenue of $294 million, flat year-over-year

o	14% growth from Services

o	5% growth from Roofing

•	Operating loss decreased to $10 million (compared to a loss of $34 million in Q1 2022) and Adjusted EBITDA increased to $31 million (compared to a loss of $3 million in Q1 2022).

o	Services operating loss decreased $13 million to $12 million and Adjusted EBITDA loss decreased $16 million to $2 million

o	Roofing was profitable with operating income improving $7 million and Adjusted EBITDA improving $6 million

o	Ads and Leads operating income decreased 13% and Adjusted EBITDA increased 16%

•	Transacting Service Professionals were 206,000 and Monetized Transactions were 6.5 million in Q1 2023 (29 million for the trailing twelve months).

•	For the three months ended March 31, 2023, net cash provided by operating activities increased $20 million to $19 million and Free Cash Flow increased $35 million to positive $7 million.

•	For the full year 2023, Angi Inc. expects $15-$70 million of operating loss and $100-$130 million of Adjusted EBITDA.

Revenue

	Q1 2023	Q1 2022	Growth
($ in millions; rounding differences may occur)
Ads and Leads	$293.5	$294.7	0%
Services	32.1	76.4	-58%
Roofing	38.4	36.7	5%
Intersegment eliminations	(1.5)	(1.7)	13%
Total Domestic	362.5	406.2	-11%
International	29.9	30.0	0%
Total	$392.4	$436.2	-10%
Pro Forma Services Net Revenue	$28.4	$24.8	14%
Total Pro Forma Angi Inc. Net Revenue	$388.7	$384.5	1%

Operating Income (Loss) and Adjusted EBITDA

	Q1 2023	Q1 2022	Growth
($ in millions; rounding differences may occur)
Operating income (loss)
Ads and Leads	$13.5	$15.5	-13%
Services	(12.5)	(25.8)	52%
Roofing	0.4	(6.2)	NM
Corporate	(14.9)	(13.0)	-15%
Total Domestic	$(13.5)	$(29.4)	54%
International	3.0	(4.5)	NM
Total	$(10.5)	$(34.0)	69%
Adjusted EBITDA
Ads and Leads	$39.9	$34.3	16%
Services	(2.2)	(18.6)	88%
Roofing	0.8	(5.0)	NM
Corporate	(12.4)	(10.5)	-18%
Total Domestic	$26.1	$0.3	NM
International	4.4	(3.4)	NM
Total	$30.5	$(3.2)	NM

•	Operating loss decreased $23.5 million to $10.5 million and Adjusted EBITDA improved $33.7 million to $30.5 million driven by:

o	Services operating loss decreased 52% to $12.5 million reflecting:

▪	Adjusted EBITDA loss decreasing 88% to $2.2 million due to:

•	Higher gross profit due to pricing and fulfillment optimization efforts over the past year

•	Lower operating expenses due to a reduced overall cost base as a result of exiting complex services

▪	Higher depreciation due to investments in capitalized software

o	Roofing operating income increased $6.6 million to $0.4 million and Adjusted EBITDA increased $5.8 million to $0.8 million due primarily to:

▪	Higher gross profit driven by the higher revenue and margin optimization efforts (both labor and material efficiencies)

▪	More efficient marketing

▪	Lower general and administrative expense due to headcount rationalization

o	International operating income increased $7.6 million to $3.0 million and Adjusted EBITDA increased $7.8 million to $4.4 million due primarily to lower selling and marketing expense from more efficient marketing spend

o	Ads and Leads operating income decreased 13% to $13.5 million reflecting:

▪	Higher depreciation due to investments in capitalized software

▪	Adjusted EBITDA increasing 16% to $39.9 million due to:

•	Lower selling and marketing expense due to improved marketing efficiency

•	Lower general and administrative expense due to lower compensation costs and other operating expenses

Income Taxes

The Company recorded an income tax provision of $3.3 million in Q1 2023, despite a pre-tax loss, due primarily to non-deductible stock-based compensation, foreign income taxed at different rates, and state taxes, partially offset by research credits. The Company recorded an income tax benefit of $6.1 million in Q1 2022 for an effective tax rate of 15%, which is lower than the statutory rate due to stock-based award settlements and foreign income taxed at different rates.

Operating Metrics

	Q1 2023	Q1 2022	Growth
(amounts in thousands)
Service Requests	6,004	6,818	-12%
Monetized Transactions	6,451	6,799	-5%
Transacting Service Professionals	206	249	-17%

Free Cash Flow

For the three months ended March 31, 2023, net cash provided by operating activities was $19.1 million, a $19.8 million increase year-over-year. Free Cash Flow increased $34.8 million to $7.2 million due primarily to higher Adjusted EBITDA and lower capital expenditures.

	Three Months Ended March 31,
($ in millions; rounding differences may occur)	2023	2022
Net cash provided by operating activities	$19.1	$(0.7)
Capital expenditures	(11.9)	(26.9)
Free Cash Flow	$7.2	$(27.6)

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2023:

•	Angi Inc. had 505.9 million Class A and Class B common shares outstanding.

•	IAC’s economic interest in Angi Inc. was 83.9% and IAC’s voting interest in Angi Inc. was 98.1%.

•	Angi Inc. had $327 million in cash and cash equivalents and marketable securities and $500 million of debt (due August 15, 2028), which was held at ANGI Group, LLC (a subsidiary of Angi Inc.).

Angi Inc. has 15.0 million shares remaining in its stock repurchase authorization.

Angi Inc. may repurchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their first quarter results on Wednesday, May 10, 2023, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.angi.com and ir.iac.com.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	5/5/23	Dilution at:
Share Price			$2.44	$3.00	$4.00	$5.00	$6.00

Absolute Shares as of 5/5/2023	506.6		506.6	506.6	506.6	506.6	506.6

SARs	0.4	$3.30	0.0	0.0	0.0	0.1	0.1
Options	0.5	$11.97	0.0	0.0	0.0	0.0	0.0
RSUs and subsidiary denominated equity awards	27.7		7.3	7.3	7.3	7.3	7.3
Total Dilution			7.3	7.3	7.3	7.4	7.4
% Dilution			1.4%	1.4%	1.4%	1.5%	1.5%
Total Diluted Shares Outstanding			513.8	513.8	513.9	513.9	514.0

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on May 5, 2023, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $30.4 million, assuming a stock price of $2.44 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at March 31, 2023.

GAAP FINANCIAL STATEMENTS

ANGI INC. CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$392,407	$436,159
Cost of revenue (exclusive of depreciation shown separately below)	42,041	98,998
Gross Profit	350,366	337,161
Operating costs and expenses:
Selling and marketing expense	204,909	225,801
General and administrative expense	102,518	109,655
Product development expense	25,312	17,859
Depreciation	25,435	13,999
Amortization of intangibles	2,662	3,804
Total operating costs and expenses	360,836	371,118
Operating loss	(10,470)	(33,957)
Interest expense	(5,029)	(5,022)
Other income (expense), net	3,811	(391)
Loss before income taxes	(11,688)	(39,370)
Income tax (provision) benefit	(3,312)	6,083
Net loss	(15,000)	(33,287)
Net earnings attributable to noncontrolling interests	(325)	(103)
Net loss attributable to Angi Inc. shareholders	$(15,325)	$(33,390)

Per share information attributable to Angi Inc. shareholders:
Basic loss per share	$(0.03)	$(0.07)
Diluted loss per share	$(0.03)	$(0.07)

Stock-based compensation expense by function:
Selling and marketing expense	$1,280	$1,239
General and administrative expense	8,898	9,635
Product development expense	2,699	2,111
Total stock-based compensation expense	$12,877	$12,985

ANGI INC. CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$314,960	$321,155
Marketable debt securities	12,495	-
Accounts receivable, net	92,303	93,880
Other current assets	66,574	69,167
Total current assets	486,332	484,202

Capitalized software, leasehold improvements and equipment, net	139,055	153,855
Goodwill	883,734	882,949
Intangible assets, net	175,592	178,105
Deferred income taxes	144,309	145,460
Other non-current assets, net	59,883	63,207
TOTAL ASSETS	$1,888,905	$1,907,778

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable	$31,017	$30,862
Deferred revenue	50,244	50,907
Accrued expenses and other current liabilities	188,875	200,015
Total current liabilities	270,136	281,784

Long-term debt, net	495,469	495,284
Deferred income taxes	2,932	2,906
Other long-term liabilities	72,031	76,426

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Class A common stock	104	103
Class B common stock	422	422
Class C common stock	-	-
Additional paid-in capital	1,416,748	1,405,294
Accumulated deficit	(205,404)	(190,079)
Accumulated other comprehensive loss	(711)	(1,172)
Treasury stock	(166,184)	(166,184)
Total Angi Inc. shareholders' equity	1,044,975	1,048,384
Noncontrolling interests	3,362	2,994
Total shareholders' equity	1,048,337	1,051,378
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,888,905	$1,907,778

ANGI INC. CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(15,000)	$(33,287)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for credit losses	24,872	21,611
Stock-based compensation expense	12,877	12,985
Depreciation	25,435	13,999
Amortization of intangibles	2,662	3,804
Deferred income taxes	1,147	(8,133)
Non-cash lease expense (including impairment of right-of-use assets)	3,672	3,352
Other adjustments, net	(433)	(193)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(23,187)	(37,769)
Other assets	1,740	1,930
Accounts payable and other liabilities	(9,829)	22,119
Operating lease liabilities	(5,074)	(4,454)
Income taxes payable and receivable	843	1,909
Deferred revenue	(665)	1,392
Net cash provided by (used in) operating activities	19,060	(735)
Cash flows from investing activities:
Capital expenditures	(11,862)	(26,903)
Purchases of marketable debt securities	(12,362)	-
Proceeds from sales of fixed assets	68	87
Net cash used in investing activities	(24,156)	(26,816)
Cash flows from financing activities:
Purchases of treasury stock	-	(8,144)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(1,379)	(1,322)
Net cash used in financing activities	(1,379)	(9,466)
Total cash used	(6,475)	(37,017)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	179	(205)
Net decrease in cash and cash equivalents and restricted cash	(6,296)	(37,222)
Cash and cash equivalents and restricted cash at beginning of period	322,136	429,485
Cash and cash equivalents and restricted cash at end of period	$315,840	$392,263

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

ANGI INC. RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2023
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$13.5	$5.5	$18.2	$2.7	$39.9
Services	(12.5)	4.2	6.1	-	(2.2)
Roofing	0.4	0.2	0.2	-	0.8
Corporate	(14.9)	2.6	-	-	(12.4)
Total Domestic	(13.5)	12.5	24.5	2.7	26.1
International	3.0	0.4	0.9	-	4.4
Total	$(10.5)	$12.9	$25.4	$2.7	$30.5

	For the three months ended March 31, 2022
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$15.5	$4.9	$11.3	$2.7	$34.3
Services	(25.8)	4.5	1.7	1.0	(18.6)
Roofing	(6.2)	0.8	0.1	0.2	(5.0)
Corporate	(13.0)	2.6	-	-	(10.5)
Total Domestic	(29.4)	12.9	13.1	3.8	0.3
International	(4.5)	0.1	0.9	-	(3.4)
Total	$(34.0)	$13.0	$14.0	$3.8	$(3.2)

RECONCILIATION OF FY 2023 OPERATING LOSS TO ADJUSTED EBITDA

FY 2023
($ in millions)	Outlook
Operating loss	($70-$15)
Amortization of intangibles	10-5
Depreciation	110-100
Stock-based compensation expense	50-40
Adjusted EBITDA	$100-$130

RECONCILIATION OF REPORTED REVENUE TO PRO FORMA NET REVENUE

	Three months ended
	March 31,	March 31,
	2023	2022
Services
Reported Revenue	$32.1	$76.4
Adjustment (a)	(3.7)	(51.7)
Pro Forma Services Net Revenue	$28.4	$24.8

Total Angi Inc.
Reported Revenue	$392.4	$436.2
Services Adjustment (a)	(3.7)	(51.7)
Pro Forma Angi Inc. Net Revenue	$388.7	$384.5

(a) Q1 2023 reflects an adjustment to reported Services revenue for contracts entered into prior to January 1, 2023 which were reported as gross revenue in accordance with GAAP.

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Pro Forma Net Revenue, Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses and on which our internal budgets are based and may impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Pro Forma Net Revenue reflects the revenue for Services jobs on a net basis for all periods presented for the Services segment and on a consolidated basis. Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.'s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. We believe Pro Forma Net Revenue is useful for analysts and investors because it can enhance the comparability of revenue trends between periods and we use it for that purpose internally.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights (SARs), restricted stock units (RSUs), stock options and performance-based RSUs and market-based awards. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 6 for a summary of our dilutive securities as of May 5, 2023 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology, memberships, customer lists and user base and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Metric Definitions

Ads and Leads Revenue - Reflects domestic ads and leads revenue, including consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue – Reflects domestic revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a service professional to perform the service.

Roofing Revenue – Reflects revenue from the roof replacement business offering by which the consumer purchases services directly from the Company and the Company engages a service professional to perform the service.

International Revenue – Reflects revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Corporate – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Pro Forma Net Revenue – From January 1, 2020 through December 31, 2022, Services recorded revenue on a gross basis. Effective January 1, 2023, we modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and our performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. There is no impact to operating (loss) income or Adjusted EBITDA from the change in revenue recognition.

(a) Pro Forma Services Net Revenue – Reflects Services revenue on a net basis for all periods presented.

(b) Pro Forma Angi Inc. Net Revenue – Reflects Services revenue on a net basis for all periods presented and as reported revenue for the other segments, none of which had changes to their revenue recognition reporting.

Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, May 10, 2023, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the Company’s future financial performance, business prospects and strategy, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued display of links to websites offering our products and services in a prominent manner in search results, (iv) our ability to successfully implement our brand initiative and expand Services (our pre-priced offerings), while balancing the overall mix of service requests and directory services on Angi platforms, (v) our ability to establish and maintain relationships with quality and trustworthy service professionals, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share and use personal data about consumers, (viii) our continued ability to communicate with consumers and service professionals via e-mail (or other sufficient means), (xix) any challenge to the contractor classification or employment status of our service professionals, (x) our ability to compete, (xi) adverse economic events or trends (particularly those that impact consumer confidence and spending behavior), (xii) our ability to build, maintain and/or enhance our various brands, (xiii) the adverse impact of COVID-19 and other similar outbreaks on our businesses, (xiv) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information (including credit card information), as well as the impact of cyberattacks experienced by third parties, (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel, (xix) various risks related to our relationship with IAC, (xx) our ability to generate sufficient cash to service our indebtedness and (xxi) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Angi Inc.’s management as of the date of this press release. Angi Inc. does not undertake to update these forward-looking statements.

About Angi Inc.

Angi (NASDAQ: ANGI) is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of over 200,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

Angi Inc. Corporate Communications

Mallory Micetich

(303) 963-8352

IAC Corporate Communications

Valerie Combs

(212) 314-7251

Angi Inc.

3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com